UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2013

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On November 26, 2013, SFX Entertainment, Inc., a Delaware corporation (the “Company”), entered into a share purchase agreement (the “Purchase Agreement”) with SFXE Netherlands Holdings B.V., a private company with limited liability incorporated under the laws of the Netherlands and a wholly owned subsidiary of the Company, Accepté Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Accepté”), Accepté B.V., a private company with limited liability incorporated under the laws of the Netherlands, and the additional signatories named therein, pursuant to which it will acquire 100% of the outstanding share capital of Accepté from the shareholders of Accepté in two increments. Through its Paylogic platform, Accepté is engaged in the business of event ticketing.

At the first closing, which occurred on December 2, 2013 (the “First Closing”), the Company’s subsidiary acquired approximately 75% of the outstanding share capital of Accepté from the shareholders of Accepté for €4.0 million in cash and issued €7.0 million in shares of common stock of the Company, which equaled 1,007,419 shares as of the date of the First Closing (determined using the trailing five day average closing price per share prior to the First Closing date).  Under the terms of the Purchase Agreement, at the First Closing the Company was required to issue €8.0 million in shares of common stock, minus certain working capital and net debt adjustments, which subsequently as of the First Closing equaled approximately €1.0 million, resulting in the issuance of €7.0 million in shares.

At the second closing, which shall occur not later than the second quarter of 2016, the Company’s subsidiary will acquire the remaining approximately 25% share capital in Accepté for a payment equal to 25% of the EBITDA of the business for 2015 multiplied by six. Such payment at the second closing shall consist of one-third cash and two-thirds shares of common stock of the Company (at a five day average closing price per share at the time of issuance).

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions, including that certain shares of the Company issued as consideration in the transaction were placed in a third party escrow for eighteen months as security for the fulfillment of the obligations of the sellers under the Purchase Agreement.

The foregoing description of the Purchase Agreement (including the description of the consideration payable in connection therewith) does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2013.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

The description of the Purchase Agreement set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 3.02              Unregistered Sale of Securities

The information regarding the issuance of shares of common stock set forth in Item 1.01 above is incorporated herein by reference.  The shares of common stock issued in the Accepté transaction were offered and sold in reliance upon the exemption from registration provided by Section 4(2) under the United States Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of shares of common stock to the sellers of Accepté, as a portion of the acquisition consideration, is a privately negotiated transaction with the sellers of Accepté and did not involve a general solicitation.  The certificates representing the shares of common stock will contain a legend to the effect that such shares are not registered under the Securities Act and may not be sold or transferred except pursuant to a registration statement that has become effective under the Securities Act or pursuant to an exemption from such registration. Following the issuance of such shares, the Company has issued and outstanding 88,254,237 shares of common stock.

Item 7.01              Regulation FD Disclosure

On December 3, 2013, the Company issued the press release attached hereto as Exhibit 99.1 announcing, among other things, the entry into the Purchase Agreement and the first closing, on the terms and subject to the conditions set forth in the Purchase Agreement. The press release attached to this Current Report on Form 8-K as Exhibit 99.1 is incorporated herein by reference.

The information in this Item 7.01, including the information attached hereto as Exhibit 99.1, is being furnished, not filed, pursuant to Regulation FD. Accordingly, such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1*	Press release, dated December 3, 2013

*              Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERATINMENT, INC.

Date: December 3, 2013	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director